Exhibit 99.1

GAPSHARE PUERTO RICO PLAN

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits as of December 31, 2012 and 2011	2
Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2012	3
Notes to Financial Statements	4-7
SUPPLEMENTAL SCHEDULES:
Form 5500, Schedule H, Part IV, Line 4: - Schedule of Assets (Held at End of Year) as of December 31, 2012	8
Form 5500, Schedule H, Part IV, Line 4j: - Schedule of Reportable Transactions for the year ended December 31, 2012	9

All other supplemental schedules not listed above have been omitted because of the absence of conditions under which they are required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrator of the
GapShare Puerto Rico Plan:

We have audited the accompanying statements of net assets available for benefits of the GapShare Puerto Rico Plan (the "Plan") as of December 31, 2012 and 2011, and the related statement of changes in net assets available for benefits for the year ended December 31, 2012. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2012 and 2011, and the changes in net assets available for benefits for the year ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of (1) assets (held at end of year) as of December 31, 2012 and (2) transactions in excess of five percent of the current value of plan assets for the year ended December 31, 2012, are presented for the purpose of additional analysis and is not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Plan's management. Such schedules have been subjected to the auditing procedures applied in our audit of the basic 2012 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
June 27, 2013

GAPSHARE PUERTO RICO PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2012 AND 2011

	2012	2011
Participant - Directed Investments, as fair value:
Money market fund	$80,285	$86,722
Mutual funds	1,648,476	1,282,862
The Gap, Inc. common stock	74,188	63,064
Total investments at fair value	1,802,949	1,432,648
Receivables:
Participant contributions	2,878	2,498
Employer contributions	2,416	2,794
Participant notes receivable	284,004	303,213
Total receivables	289,298	308,505

NET ASSETS AVAILABLE FOR BENEFITS	$2,092,247	$1,741,153

See accompanying notes to the financial statements.

GAPSHARE PUERTO RICO PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2012

2012
ADDITIONS TO NET ASSETS ATTRIBUTED TO:
Investment income:
Net appreciation in fair value of mutual funds	$198,025
Net appreciation in fair value of The Gap, Inc. common stock	33,501
Dividends	35,572
Net investment income	267,098

Contributions:
Employer	116,366
Participants	170,465
Other	35,645
Total contributions	322,476
Interest income on participant notes receivable	12,539
Total additions	602,113
DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
Benefits paid to participants	248,269
Administrative expenses and other	2,750
Total deductions	251,019
INCREASE IN NET ASSETS	351,094
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	1,741,153
End of year	$2,092,247

See accompanying notes to the financial statements.

GAPSHARE PUERTO RICO PLAN

NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2012 AND 2011

1.	DESCRIPTION OF PLAN

General – The GapShare Puerto Rico Plan (the “Plan”) is a defined contribution plan and trust which was established to provide a source of retirement savings to participants and to enable participants to defer a portion of their eligible compensation. The following brief description of the Plan is provided for general information purposes only. Participants should refer to the Summary Plan Description and official Plan documents for more complete information. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

The Plan is intended to qualify under Sections 1081.01(a) and 1081.01(d) of the Puerto Rico Internal Revenue Code of 2011, as amended (the “Code”). To be eligible to participate in the Plan sponsored by The Gap, Inc. (the “Company” or “Plan Sponsor”) employees of Gap (Puerto Rico), Inc. must be a permanent resident of Puerto Rico, have attained the age of 21 and been credited with at least 1,000 hours of service to the Company during the 12-consecutive month period beginning on the employee’s date of hire by the Company or during any calendar year beginning after the employee’s date of hire.

Contributions – The minimum level of participant contributions is 1% of base salary. Total pre-tax contributions may not exceed a maximum of 30% of total eligible compensation for a pay date. Total after-tax contributions may not exceed a maximum of 10% of eligible compensation for a pay date and 10% of the participant’s eligible compensation for all his years as a participant. The maximum allowable pre-tax contributions qualifying for deferral for individual income tax purposes was $13,000 and $10,000 for the calendar year ended December 31, 2012 and 2011, respectively. The maximum compensation allowable for Plan allocation purposes was $250,000 and $245,000 for the years ended December 31, 2012 and 2011.

Participants who are eligible to make tax-deferred contributions and who have attained age 50 before the close of the calendar year are allowed to make catch-up contributions in any plan year not exceeding $1,500 and $1,000 for the calendar year ended December 31, 2012 and 2011, respectively.

Company contributions are made according to a matching formula established prior to the beginning of each Plan year. For 2012 and 2011, the formula provided for a 100% matching contribution up to 4% of base pay per pay period of participant contributions on a pre-tax, after-tax or catch-up basis. Participants may also contribute amounts representing distributions from other qualified defined contribution plans.

Investments of participant and Company contributions are allocated to the funds as elected by the participant. Allocations of each fund’s earnings are based on participant account balances in those funds. Participants may transfer accumulated account balances between funds at any time.

Trustee and Record Keeper – T. Rowe Price serves as the trustee and record keeper.

Investment Options – During the years ended December 31, 2012 and 2011, the Plan’s assets were invested in a number of registered investment funds and the Plan Sponsor’s common stock at T. Rowe Price.

The Plan Sponsor’s common stock may provide the greatest potential for either loss or gain since it relates to the common stock of a single company. When directed by the participant, the Trustee buys shares of the Plan Sponsor’s common stock in the open market. Shares are also purchased from Plan participants who transfer their accounts out of this investment option or who take distributions or withdrawals from this investment option in the form of cash. As of December 31, 2012 and 2011, the Plan held 2,390 shares (market value of $31.04 per share) and 3,400 shares (market value of $18.55 per share), respectively, of the Plan Sponsor’s common stock.

Vesting – All active employees are 100% vested in all employer contributions, participant contributions and earnings thereon.

Participant Loans – For a fee of $50, participants may apply to receive a loan of up to the lesser of 50% of their vested amounts or $50,000, minus the highest balance of any other loan outstanding in the preceding 12 months. The minimum amount participants may borrow is $1,000. Loans are repaid through payroll deductions for up to a period of five years, unless a loan is for the purchase or construction of a principal residence, in which case terms range from one to fifteen years. If an unpaid loan balance exists at the time a participant leaves the Company and withdraws from the Plan, it must be repaid by the participant or deducted from the participant’s total distribution. The fixed interest rate charged is 1% over the prime rate (as published in The Wall Street Journal) on the last business day of the month preceding the month in which the loan is requested. As of December 31, 2012, there were 151 such loans, with interest rates ranging from 4.25% to 9.25%, maturing from 2013 to 2017. As of December 31, 2011, there were 163 such loans, with interest rates ranging from 4.25% to 9.25%, maturing from 2012 to 2016.

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are recorded as distributions based on the terms of the Plan document.

Automatic Enrollment – The Plan provides for automatic enrollment. Upon completion of the eligibility requirements, individuals are notified of their eligibility and have the opportunity to enroll in the Plan and to make contribution and investment elections. Effective July 2, 2012, if an individual becomes eligible to participate in the Plan before the second anniversary of the individual’s hire date and does not enroll, the individual will be automatically enrolled in the Plan by Gap Inc. on the second anniversary of the individual’s hire date. If the individual becomes eligible to participate in the Plan after the second anniversary of the individual’s hire date and does not enroll, the individual will be automatically enrolled in the Plan by Gap Inc. on the next anniversary of the individual’s hire date. The default percentage for automatic enrollment will be 1% of eligible pay. The contributions for those participants who are automatically enrolled in the Plan will be allocated 100% to an age-based T. Rowe Price Retirement Fund (based on the year the participant turns age 65) unless the participant chooses otherwise. Participants can elect to change or stop contributions to the Plan at any time following enrollment.

Payment of Benefits – Upon termination of employment, a participant will receive a lump sum distribution payment of their account. If the account balance is greater than $1,000, the participant’s consent is required prior to the distribution.

Administrative Expenses – Each participant account is charged asset-based investment-related fees and expenses for the investment funds held in their account. The fees and expenses vary by fund.

2.	SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting – The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties – The Plan utilizes various investment instruments including mutual funds and the Company’s common stock. These investments, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term, and such changes could materially affect the amounts reported in the financial statements.

Investment Valuation and Income Recognition – The Plan’s investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Note 3 for discussion on fair value measurements.

Purchases and sales of mutual funds are recorded on a trade-date basis (which is not materially different from a settlement-date basis). Purchases and sales of The Gap, Inc. common stock are recorded on a trade-date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation and depreciation includes the plan’s gains and losses on investments bought and sold as well as held during the year.

Payment of Benefits – Benefit payments to participants are recorded upon distribution.

Recent Accounting Pronouncements – The Financial Accounting Standards Board (“FASB”) issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, which amends ASC 820, as of the beginning of the year ended December 31, 2012. ASU 2011-04 is effective for financial statements issued for fiscal years beginning after December 15, 2011 and expands certain disclosures about fair value measurement. The ASU requires the categorization by level for items that are only required to be disclosed at fair value and information about transfers between Level 1 and Level 2. It provides guidance on measuring the fair value of financial instruments managed within a portfolio and the application of premiums and discounts on fair value measurements. The ASU requires additional disclosure for Level 3 measurements regarding the sensitivity of fair value to changes in unobservable inputs and any interrelationships between those inputs. The effect of the adoption of ASU 2011-04 had no impact on the Plan’s statement of net assets available for benefits and statement of changes in net assets available for benefits.

3.	FAIR VALUE MEASUREMENTS

The Plan classifies its investments into Level 1, which refers to securities valued using quoted prices from active markets for identical assets; Level 2, which refers to securities not traded on an active market but for which observable market inputs are readily available; and Level 3, which refers to securities valued based on significant unobservable inputs. Investments are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2012 and 2011.

Money Market Funds – Valued at $1 per share which represents the net asset value (“NAV”) per share held by the Plan at year end.

Mutual Funds – Valued at the quoted market price which represents the NAV of shares held by the Plan at year end. Mutual funds held by the Plan are open-ended mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish the daily net asset value and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

The Gap, Inc. Common Stock – Valued at the quoted market price reported on the active market on which the individual securities are traded.

The following tables set forth by level within the fair value hierarchy a summary of the Plan’s investments measured at fair value on a recurring basis at December 31, 2012 and 2011.

		Fair Value at Reporting Date Using
	December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)		Other Significant Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)
Money market fund	$80,285	$80,285	$		$

Mutual Funds:
Balanced funds	1,647,289	1,647,289
Equity funds	1,182	1,182
International equity funds	5	5

Total Mutual Funds	1,648,476	1,648,476

The Gap, Inc. common stock	74,188	74,188

Total	$1,802,949	$1,802,949	$		$

		Fair Value at Reporting Date Using
	December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)		Other Significant Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)
Money market fund	$86,722	$86,722	$		$

Mutual Funds:
Balanced funds	1,282,858	1,282,858
Equity funds	3	3
Fixed income funds	1	1

Total Mutual Funds	1,282,862	1,282,862

The Gap, Inc. common stock	63,064	63,064

Total	$1,432,648	$1,432,648		$-		$-

Transfers Between Levels - Participant and Company contributions are allocated to the funds as elected by the participant. In addition, participants may transfer accumulated account balances between funds at any time and these transfers may generate exchanges between Level 1 and Level 2 investments. The Plan’s policy is to recognize transfers between levels at the end of the reporting period. No significant transfers between Level 1, Level 2, and Level 3 investments were made during 2012 and 2011. There were no purchases, sales, issuances, or settlements related to recurring Level 2 and Level 3 measurements during 2012 and 2011.

4.	INVESTMENTS

The fair value of individual investments that represent more than 5% of the Plan’s net assets available for benefits at fair value as of December 31, 2012 and 2011 are as follows:

	2012	2011
T. Rowe Price Retirement 2045 Fund, 30,155 and 25,879 shares, respectively	$383,267	$285,448
T. Rowe Price Retirement 2040 Fund, 19,563 and 18,514 shares, respectively	373,449	306,782
T. Rowe Price Retirement 2035 Fund, 27,803 and 20,403 shares, respectively	372,009	237,902
T. Rowe Price Retirement 2050 Fund, 22,093 and 19,172 shares, respectively	235,507	177,340
T. Rowe Price Retirement 2030 Fund, 10,478 and 10,837 shares, respectively	198,251	179,252

5.	TAX EXEMPT STATUS

The Plan is intended to qualify as a profit sharing plan under Sections 1081.01(a) and 1081.01(d) of the Code (formerly Sections 1165(a) and 1165(e) of the Puerto Rico Internal Revenue Code of 1994, as amended). The Plan has obtained a favorable tax determination letter from the Departamento de Hacienda de Puerto Rico, dated April 19, 2012 (effective date December 15, 2010), stating that the Plan is qualified under Sections 1165(a) and 1165(e) of the Puerto Rico Internal Revenue Code of 1994, as amended, and accordingly, the Plan’s net investment income is exempt from income taxes.

6.	PLAN TERMINATION

The Plan is intended to be permanent; however, in the event of the termination of the Plan, the assets of the Plan allocable to each participant shall be segregated, liquidated and distributed to the participants in proportion to their respective account balances.

7.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

As of December 31, 2012 and 2011, the Plan held 2,390 and 3,400 shares, respectively, of The Gap, Inc. common stock (the sponsoring employer), with a cost basis of $46,831 and $75,119, respectively. During the year ended December 31, 2012, the Plan recorded $1,250 of dividend income from The Gap, Inc. common stock.

8.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

There were no differences in presentation between the Plan’s financial statements and Form 5500 for the years ended December 31, 2012 and 2011.

9. SUBSEQUENT EVENTS

Effective July 1, 2013, if a participant contributes between 1-9% on a pre-tax basis, Gap Inc. will automatically increase the deferral percentage by 1% of eligible pay each year on the anniversary of the participant’s hire date.  The percentage increase will continue until the participant reaches a deferral percentage of 10%.  Participants can change or stop their deferral election at any time, and can opt-out of the automatic increase provisions of the Plan.

* * * * * *

GAPSHARE PUERTO RICO 401(K) PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4: - SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2012

Identity of Issuer or Borrower	Description of Investment	Fair Value **

Summit Cash Reserve Fund	Money Market Fund 80,285 shares	$80,285
Mutual funds:
T. Rowe Price Retirement 2045 Fund	Mutual Fund 30,155 shares	383,267
T. Rowe Price Retirement 2040 Fund	Mutual Fund 19,563 shares	373,449
T. Rowe Price Retirement 2035 Fund	Mutual Fund 27,803 shares	372,009
T. Rowe Price Retirement 2050 Fund	Mutual Fund 22,093 shares	235,507
T. Rowe Price Retirement 2030 Fund	Mutual Fund 10,478 shares	198,251
T. Rowe Price Retirement 2020 Fund	Mutual Fund 2,735 shares	48,905
T. Rowe Price Retirement 2055 Fund	Mutual Fund 1,768 shares	18,633
T. Rowe Price Retirement 2025 Fund	Mutual Fund 803 shares	10,531
T. Rowe Price Retirement 2015 Fund	Mutual Fund 523 shares	6,736
PIMCO Total Return Fund	Mutual Fund 105 shares	1,178
American Europacific Growth Fund	Mutual Fund .14 shares	5
T. Rowe Price Retirement Income Fund	Mutual Fund .03 shares	1
Vanguard Institutional Index Fund	Mutual Fund .01 shares	1
Small-Cap Value Fund	Mutual Fund .01 shares	1
Neuberger Berman Genesis Fund	Mutual Fund .01 shares	1
Vanguard Value Index Institutional	Mutual Fund .02 shares	1
T. Rowe Price New Horizons Fund	Mutual Fund .01 shares	-
NB Socially Responsible Trust	Mutual Fund .02 shares	-
Harbor Capital Appreciation Fund	Mutual Fund .01 shares	-
T. Rowe Price Retirement 2005 Fund	Mutual Fund .03 shares	-
T. Rowe Price Retirement 2010 Fund	Mutual Fund .02 shares	-

Total mutual funds		1,648,476

The Gap, Inc. Common Stock*	Common Stock 2,390 shares	74,188

TOTAL		$1,802,949

* Represents party-in-interest transaction.
** Cost information is not required for participant-directed investments, and therefore, is not included.

GAPSHARE PUERTO RICO 401(K) PLAN
FORM 5500, SCHEDULE H, PART IV, LINE 4j — SCHEDULE OF REPORTABLE TRANSACTIONS
AS OF DECEMBER 31, 2012

Identity of Party Involved	Description of Asset	Purchase Price	Selling Price	Expense Incurred with Transaction	Cost of Asset	Current Value on Transaction Date	Net Gain (Loss)
T. Rowe Price 2035 Fund	Mutual Fund	$145,605	-	-	145,605	145,605	-
T. Rowe Price 2045 Fund	Mutual Fund	91,435	-	-	91,435	91,435	-
T. Rowe Price 2040 Fund	Mutual Fund	87,281	-	-	87,281	87,281	-